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                                                                    EXHIBIT 23.2

                      CONSENTS OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of University Bancorp, Inc. of our Report of Independent Auditors dated March 17, 2000, as it relates to the consolidated balance sheet of University Bancorp, Inc. as of December 31, 1999, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the years ended December 31, 1999, and 1998, which report appears in University Bancorp, Inc.'s annual report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the caption "Experts" in the Registration Statement and Prospectus.






                                                   Crowe, Chizek and Company LLP

Grand Rapids, Michigan

August 14, 2001